EXHIBIT 99.1

Core Business Profitability Up, Non-Performing Loans Down at First Horizon

Company Launches $100 Million Share Repurchase Program

MEMPHIS, Tenn., Oct. 17, 2011 (GLOBE NEWSWIRE) -- Third quarter financial results show First Horizon National Corp. (NYSE:FHN) ramped up core business profitability and significantly lowered non-performing loans. Balance sheet trends generally were favorable and the company continued to make progress on lowering expenses in core businesses, but environmental costs remained elevated primarily from increased GSE-related mortgage repurchase provision expenses. First Horizon has also launched a program to repurchase up to $100 million of its common stock in the open market or in privately negotiated transactions, subject to market conditions, by the end of August 2012.

"We remain focused on controlling what we can control in this challenging environment. Our third quarter results show that we're making solid progress in strengthening First Tennessee, our regional banking business, and FTN Financial, our capital markets business," said Bryan Jordan, First Horizon's CEO. "I'm proud of the work our employees do day in and day out to help our customers have an unparalleled experience when they do business with us."

Financial results

  Net income available to common shareholders improved to $36.1 million, compared to second quarter's net income of $20.0 million.
  Net income in core businesses improved to $94.4 million, up from $26.9 million in the second quarter.
  Diluted earnings per share were $0.14 for the quarter, up from last quarter's EPS of $0.08.
Key Performance Ratios & Other Data				3Q11 Change vs.
(Shares in thousands)/(Unaudited)	3Q11	2Q11	3Q10	2Q11	3Q10
Diluted EPS	$0.14	$0.08	$0.07	75%	NM
Diluted shares	262,803	262,756	238,867	*	10%
Period-end shares outstanding	263,619	263,699	237,061	*	11%
Return on average assets (annualized) (a)	0.62%	0.37%	0.52%
Return on average common equity (annualized) (b)	5.90%	3.36%	2.86%
Net interest margin (c)	3.23%	3.20%	3.23%
Efficiency ratio (d)	89.13%	95.56%	79.09%
Full time equivalent employees	4,748	4,950	5,506	(4)%	(14)%
NM - Not meaningful
* Amount is less than one percent.
(a) Calculated using net income.
(b) Calculated using net income available to common shareholders.
(c) Net interest margin is computed using total net interest income adjusted for fully taxable equivalent ("FTE"). Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(d) Noninterest expense divided by total revenue excluding securities gains/(losses).

Core business strength

  Regional bank pre-tax income was up 26 percent compared to last quarter, and total revenue grew 2 percent, driven by higher net interest income and steady fee income. Period-end loans improved 5 percent from last quarter, driven by loans to mortgage companies and corporate borrowers and asset-based lending. According to recent FDIC data, First Tennessee's deposits in Tennessee improved 6.5 percent over last year, more than two and one-half times the growth rate in First Tennessee's markets. In Middle Tennessee, deposits grew nearly 7.5 percent, the fastest among the top banks.
  Capital markets pre-tax income was $27.9 million in the third quarter, compared to a pre-tax loss of $19.9 million in the second quarter, which included a $36.7 million litigation expense. Revenues improved 26 percent as fixed income average daily revenue increased to $1.4 million in the third quarter from $1.1 million in the second quarter.
  In the corporate segment, pre-tax income was $18.6 million for the third quarter, which included $35.1 million of securities gains from the sale of Visa stock. That compares to a pre-tax loss of $26.8 million in the second quarter.
  The pre-tax loss in the non-strategic segment for the third quarter was $97.9 million, compared to a $12.6 million loss in the second quarter. The higher loss was driven primarily by an increase in mortgage repurchase expense of $28 million and an increase in provision for loans losses due to non-performing loan sales.
Income Statement Highlights				3Q11 Change vs.
(Thousands)/(Unaudited)	3Q11	2Q11	3Q10	2Q11	3Q10
Net interest income	$176,340	$172,860	$186,143	2%	(5)%
Noninterest income	185,725	187,592	245,633	(1)%	(24)%
Securities gains/(losses), net	35,162	1	(2,928)	NM	NM
Total revenue	397,227	360,453	428,848	10%	(7)%
Noninterest expense	322,708	344,455	341,490	(6)%	(6)%
Provision for loan losses	32,000	1,000	50,000	NM	(36)%
Income before income taxes	42,519	14,998	37,358	NM	14%
Provision/(benefit) for income taxes	8,367	(4,167)	3,290	NM	NM
Income from continuing operations	34,152	19,165	34,068	78%	*
Income/(loss) from discontinued operations, net of tax	4,828	3,671	(358)	32%	NM
Net income	38,980	22,836	33,710	71%	16%
Net income attributable to noncontrolling interest	2,875	2,844	2,875	1%	*
Net income attributable to controlling interest	36,105	19,992	30,835	81%	17%
Preferred stock dividends	--	--	14,960	NM	NM
Net income available to common shareholders	$36,105	$19,992	$15,875	81%	NM
NM - Not meaningful
* Amount is less than one percent.

Continued improvement in credit quality

  First Horizon saw continued improvement in credit quality in the third quarter.
  The total provision for loan losses in the third quarter was $32 million. The increase in provision reflects losses of $36 million related to the sales of non-performing loans.
  The loans sold accounted for 45 percent of total net charge-offs.
Asset Quality Highlights				3Q11 Change vs.
(Dollars in Thousands)/(Unaudited)	3Q11	2Q11	3Q10	2Q11	3Q10
Allowance for loan losses	$449,645	$524,091	$719,899	(14)%	(38)%
Allowance / period-end loans	2.77%	3.26%	4.22%
Net charge-offs	$106,446	$66,037	$111,370	61%	(4)%
Net charge-offs (annualized) / average loans	2.65%	1.67%	2.60%
Non-performing assets (NPA)	$582,571	$747,860	$919,242	(22)%	(37)%
NPA % (a)	3.02%	4.09%	5.00%
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.

Efficiency

  The company remains focused on enhancing productivity, with a target efficiency ratio of 60 percent to 65 percent, while continuing to deliver unparalleled service to customers. In the regional bank, which makes up nearly half of total assets, the efficiency ratio improved to 65.83 percent and revenue per full-time equivalent employee (FTE) increased 5 percent from last quarter.
  Company-wide expenses improved 6 percent percent from the second quarter.
Balance Sheet Highlights & Capital Ratios				3Q11 Change vs.
(Period-End, Dollars in Thousands)/(Unaudited)	3Q11	2Q11	3Q10	2Q11	3Q10
Total loans, net of unearned income	$16,241,402	$16,061,646	$17,059,489	1%	(5)%
Total deposits	15,698,255	15,896,027	14,975,920	(1)%	5%
Total assets	25,571,469	25,054,066	25,384,181	2%	1%
Total liabilities	22,828,239	22,372,684	22,077,293	2%	3%
Total equity	2,743,230	2,681,382	3,306,888	2%	(17)%
Book value per common share	$9.29	$9.05	$9.28
Tangible book value per common share (a)	$8.68	$8.43	$8.45
Tangible common equity/tangible assets (a)	9.00%	8.93%	7.96%
Tier 1 capital ratio (b)	14.47%	14.39%	17.34%
(a) Refer to the Non-GAAP to GAAP Reconciliation at the end of this release.
(b) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in the text and tables of this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. FHN's management believes such measures are relevant to understanding the capital position and results of the company. The non-GAAP items presented in this release are net income related to core businesses, tangible common equity to tangible assets, tangible book value per common share and net interest margin computed using net interest income adjusted for FTE (fully taxable equivalent). These measures are reported to FHN's management and board of directors through various internal reports. Additionally, disclosure of the non-GAAP capital ratios provides a meaningful base for comparability to other financial institutions as these ratios have become an important measure of the capital strength of banks as demonstrated by the inclusion in the stress tests administered by the United States Treasury Department under the Capital Assistance Program. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by FHN. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items is contained in the following table.

NON-GAAP to GAAP Reconciliation
(Period End, Dollars in Thousands) (Unaudited)	3Q11	2Q11	3Q10
Tangible Common Equity (Non-GAAP)
(A) Total equity (GAAP)	$2,743,230	$2,681,382	$3,306,888
Less: Preferred stock capital surplus - CPP	--	--	810,974
Less: Noncontrolling interest (a)	295,165	295,165	295,165
(B) Total common equity	2,448,065	2,386,217	2,200,749
Less: Intangible assets (GAAP) (b)	160,902	164,067	196,443
(C) Tangible common equity (Non-GAAP)	$2,287,163	$2,222,150	$2,004,306

Tangible Assets (Non-GAAP)
(D) Total assets (GAAP)	$25,571,469	$25,054,066	$25,384,181
Less: Intangible assets (GAAP) (b)	160,902	164,067	196,443
(E) Tangible assets (Non-GAAP)	$25,410,567	$24,889,999	$25,187,738

Period-end Shares Outstanding
(F) Period-end shares outstanding	263,619	263,699	237,061

Ratios
(C)/(E) Tangible common equity to tangible assets (TCE/TA) (Non-GAAP)	9.00%	8.93%	7.96%
(A)/(D) Total equity to total assets (GAAP)	10.73%	10.70%	13.03%
(C)/(F) Tangible book value per common share (Non-GAAP)	$8.68	$8.43	$8.45
(B)/(F) Book value per common share (GAAP)	$9.29	$9.05	$9.28

Net interest income adjusted for impact of FTE (Non-GAAP)
Total Consolidated:
Net interest income (GAAP)	$176,340	$172,860	$186,143
Fully taxable equivalent ("FTE") adjustment	1,555	1,497	791
Net interest income adjusted for impact of FTE (Non-GAAP)	$177,895	$174,357	$186,934

Net income in core businesses (Non-GAAP)
Regional Banking - Net income	$59,214	$47,072	$32,897
Capital Markets - Net income/(loss)	17,238	(12,155)	26,991
Corporate - Net income/(loss)	17,916	(7,993)	1,134
Net income in core businesses (Non-GAAP)	$94,368	$26,924	$61,022
Non-Strategic - Net loss	(55,388)	(4,088)	(27,312)
Net income (GAAP)	$38,980	$22,836	$33,710
(a) Included in total equity on the consolidated condensed balance sheet.
(b) Includes goodwill and other intangible assets, net of amortization.

Conference Call

Management will hold a conference call at 8:00 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by a slide presentation, and the financial supplement and slide presentation are available in the events and presentations section of http://ir.fhnc.com. Callers wishing to participate may call toll-free starting at 7:45 a.m. Central Time by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 13901680.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon Central Time today until 11:59 p.m. Oct. 24. To listen to the replay, callers should dial 855-859-2056 or 404-537-3406. The passcode is 13901680. The event also will be archived and available by midnight tonight in the events and presentations section of http://ir.fhnc.com.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's annual report on Form 10-K and other recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,800 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 bank locations in and around Tennessee and 18 FTN Financial Group offices in the U.S. and abroad. First Tennessee Bank has the leading combined market deposit share in the counties where it does business and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information is available at www.fhnc.com.

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CONTACT: Jack Bradley, Media Relations, (901)523-4813
         Aarti Bowman, Investor Relations, (901)523-4017